Exhibit 2.16
EXECUTION VERSION

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into effective as of January 17, 2023 (the “Effective Date”) by and among SOF-XI TERM HOLDINGS, L.P., a Delaware limited partnership, and SOF-XI TERM PARENT HOLDINGS, L.P., a Delaware limited partnership (collectively, “Seller”), and VB SEVEN, LLC, a Delaware limited liability company (as successor by assignment to VB Five, LLC, “Buyer”). Each party to this Agreement may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties have entered into that certain Interest Purchase Agreement, dated as of August 3, 2022, by and among Seller and Buyer (the “Original Contract”), as assigned to Buyer pursuant to that certain Assignment of Agreement of Sale and Purchase, dated as of August 18, 2022 (the “Assignment Agreement”), as amended by that certain First Amendment to Interest Purchase Agreement, dated as of November 14, 2022, by and among Seller and Buyer (the “First Amendment”), as amended by that certain Second Amendment to Interest Purchase Agreement, dated as of December 12, 2022, by and among Seller and Buyer (the “Second Amendment”; the Original Contract, the Assignment Agreement, the First Amendment and the Second Amendment are hereinafter collectively referred to as the “Contract”), pursuant to which Buyer agreed to purchase, and Seller agreed to sell, the indirect interests in those certain residential properties more particularly described in the Contract (the “Interests”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contract.

WHEREAS, pursuant to Section 2.2 of the Contract, the Closing is to occur on January 18, 2023 (the “Closing Date”); and

WHEREAS, the Parties now mutually desire to terminate the Contract and to enter into certain other agreements as more particularly set forth herein.

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein and other good and valuable mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

1.Deposit. The Parties hereby acknowledge and agree that, pursuant to Section 1(b) of the First Amendment, (i) Buyer forfeited the Deposit to Seller and the Deposit became the sole property of Seller, (ii) Buyer waived and released any and all of its rights with respect to the Deposit, (iii) Seller has no obligation under any circumstance to return the Deposit to Buyer and
(iv) Buyer has no right under any circumstance to a return of the Deposit, in each case as more particularly set forth in the First Amendment. The Parties hereby ratify the terms and provisions of Section 1(b) of the First Amendment.

2.Termination. Subject to the following Sections 4 and 5, the Parties hereby agree to mutually terminate the Contract, and, accordingly, the Contract is, and shall be, of no further force and effect, provided that (1) for the avoidance of doubt, the Deposit shall continue to be the sole property of Seller and the terms and provisions of Section 1(b) of the First Amendment shall continue to apply to the Deposit, (2) Section 1(b) of the First Amendment shall survive the termination of the Contract, (3) this Agreement shall survive the termination of the Contract and
(4) the rights and obligations of the Parties expressly stated in the Contract to survive the termination thereof shall survive such termination of the Contract (the foregoing clauses (1) through (4) are referred to herein as the “Surviving Obligations”). Buyer and Seller each hereby acknowledge and agree that Seller’s continuing retention of the Deposit shall be deemed to be liquidated damages and the sole and exclusive remedy of Seller and its Affiliates and Representatives against Buyer and any of its Affiliates and Representatives for the termination of, and any failure of Buyer to close, the Purchase Agreement.

3.Intentionally Omitted.

4.Buyer Release. In consideration of this Agreement and the terms and provisions hereof, Buyer, on behalf of themselves and their respective successors and assigns, hereby fully, forever and irrevocably release, discharge and acquit the Seller Released Parties (as defined below) of and from any and all rights, claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character, and irrespective of how, why by reason of what facts, whether heretofore or now existing or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length (collectively, a “claim” or the “claims”) that in any way arise from the Contract, the Interests, the Properties and/or the Deposit, as well as any action or inaction of the Seller Released Parties or any of them with respect to the Contract, the Interests, the Properties and/or the Deposit. As used herein, the term “Seller Released Parties” means Seller and its past and present affiliates, and their respective past and present direct or indirect constituent members, partners, officers, owners, managers, directors, agents, attorneys (including its external counsel), accountants, and employees of each and all of the foregoing entities, and their respective successors, heirs and assigns. Buyer acknowledges and agrees that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected for the period prior to the date hereof, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit the Seller Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses. Notwithstanding the foregoing or anything contained herein to the contrary, this Section 4 shall not apply to clauses (3) and (4) of the definition of Surviving Obligations.

5.Seller Release. In consideration of this Agreement and the terms and provisions hereof, Seller, on behalf of themselves and their respective successors and assigns, hereby fully, forever and irrevocably release, discharge and acquit the Buyer Released Parties (as defined below) of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why by reason of what facts, whether heretofore or now existing or that could,

2

might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length that in any way arise from the Contract, the Interests and/or the Properties, as well as any action or inaction of the Buyer Released Parties or any of them with respect to the Contract, the Interests and/or the Properties. As used herein, the term “Buyer Released Parties” means Buyer and its past and present affiliates (including, without limitation, VB Five, LLC, a Delaware limited liability company), and their respective past and present direct or indirect constituent members, partners, officers, owners, managers, directors, agents, attorneys (including its external counsel), accountants, and employees of each and all of the foregoing entities, and their respective successors, heirs and assigns. Seller acknowledges and agrees that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected for the period prior to the date hereof, and Seller further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Seller nevertheless hereby intends to release, discharge and acquit the Buyer Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses. Notwithstanding the foregoing or anything contained herein to the contrary, this Section 5 shall not apply to the Surviving Obligations.

6.Unknown Claims. The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate, or believe to be true related to or concerning claims involving the Seller Released Parties or the Buyer Released Parties. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete, and final release and discharge of claims involving the Seller Released Parties and the Buyer Released Parties, in each case, on and subject to the terms and provisions of Section 4 and Section 5 above, respectively. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases in accordance with their terms with regard to the released claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to claims involving the Seller Released Parties and the Buyer Released Parties, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, including, without limitation, §1542 of the California Civil Code, under which a general release does not extend to claims that the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ settlement.

7.Successors; Third Party Beneficiaries. The Parties agree that this Agreement shall be binding upon the Parties, and, as applicable, upon their parents, subsidiaries, divisions, predecessors-in-interest, successors-in-interest, affiliates and related entities, and their past or present officers, directors, trustees, beneficiaries, managers, partners, members, employees, attorneys, assigns, agents, representatives, and any or all of them.

8.Construction. The headings of the paragraphs of this Agreement are for

3

convenience of reference only and shall not affect the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed in favor of, or against, any particular Party by reason of any presumption with respect to the drafting of this Agreement; both Parties, being represented by counsel, have fully participated in the negotiation of this Agreement.

9.Counterparts. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the Parties hereto.

10.Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware applicable to a contract executed and performed in the State of Delaware, without giving effect to the conflicts of law principles thereof that would have the effect of causing another state’s law to be applicable.

11.Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the Parties.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

4

IN WITNESS WHEREOF, the Parties fully agree to be bound by the above terms and conditions, and have executed this Agreement as of the Effective Date.
SELLER:
SOF-Xl TERM HOLDINGS, L.P.,
a Delaware limited partnership
By:    SOF-XI Term Holdings GP, L.L.C.,
a Delaware limited liability company, its general partner

By:     /s/ Sam Caven
Name: Sam Caven
Its:    Authorized Signatory

SOF-XI TERM PARENT HOLDINGS, L.P.,
a Delaware limited partnership
By:    SOF-Xl Term Parent Holdings GP, L.L.C., a Delaware limited liability company, its general partner

By:     /s/ Sam Caven
Name: Sam Caven
Its: Authorized Signatory
[end of page; additional signature page follows]

[Tusk - Termination Agreement and Release]

BUYER

VB SEVEN, LLC,
a Delaware limited liability company

By:     /s/ Dana Sprong
Name: Dana Sprong
Title: Authorized Signatory

[Tusk - Termination Agreement and Release]